Exhibit 4.2.2

Execution Version

ASSIGNMENT OF INCOME TAX REFUNDS AND PROCEEDS

THIS ASSIGNMENT OF INCOME TAX REFUNDS AND PROCEEDS (the “Assignment”) is entered into this 20th day of July, 2009, by and between MGP INGREDIENTS, INC. f/k/a Midwest Grain Products, Inc., a Kansas corporation, whose address is 100 Commercial Street, Box 130, Atchison, Kansas  (together with its subsidiaries and affiliates, the “Assignor”), and CENTRAL ILLINOIS LIGHT COMPANY, an Illinois corporation, whose address is 300 Liberty Street, Peoria, Illinois 61602 (“CILCO”).

WITNESSETH:

WHEREAS, Assignor has filed Assignor’s income tax returns with the United States Internal Revenue Service (the “IRS”) for Assignor’s fiscal year ending July 1, 2007 (the “Tax Return”); and

WHEREAS,  in connection with the transactions contemplated by that certain Restructuring Agreement dated of even date herewith by and between Assignor and CILCO (the “Restructuring Agreement”), Assignor has delivered a Promissory Note dated July 17, 2009 executed by Assignor and payable to the order of CILCO in the original principal amount of Eleven Million Six Hundred Fourteen Thousand One Hundred Ninety-Seven Dollars and Nineteen Cents ($11,614,197.19) (as amended from time to time, the “Note”); and

WHEREAS, as required by the Restructuring Agreement and in order to secure payment of the Note and any and all other obligations hereafter arising from Assignor to CILCO (collectively, the “Obligations”), Assignor has agreed to assign to CILCO all of Assignor’s right, title and interest in and to any proceeds or refunds payable by the IRS pursuant to the filing of the Tax Return and any and all amendments thereto (collectively, the “Collateral”); and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, subject to the terms and conditions of the Note, and any and all documents executed by Assignor which evidence or secure same, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.             Assignor does hereby grant a continuing security interest in and to and hereby assigns, conveys and transfers to CILCO all of Assignor’s right, title and interest in, to and under the Collateral.

2.             Assignor shall at all times faithfully and promptly discharge the obligations of Assignor under the Collateral.

3.             All distributions or refunds of any kind, whether cash or in kind, and all other payments of money or property of any sort whatsoever, and any other benefits inuring to Assignor by reason of or relating to the Collateral, shall be paid and delivered directly to CILCO.  In the event that Assignor directly receives any portion of such Collateral, Assignor agrees to pay and deliver to CILCO the full amount of such Collateral (up to the amount of the then outstanding principal and interest on this Note) within five (5) days of the receipt of any such Collateral.

4.             Assignor agrees to execute any and all documents and take any and all actions as may be necessary or required by CILCO (in CILCO’s sole discretion) in order to perfect or maintain CILCO’s security interest in the Collateral, or to effectuate the intent of this Assignment, including but not limited to any power of attorney that may be required by the IRS and/or the United States Treasury in order to enable CILCO to directly receive the Collateral.  In addition, Assignor irrevocably authorizes CILCO at any time and from time to time while this Assignment is in effect to file financing statements and amendments thereto relating to the Collateral, without the signature of Assignor.  Further, Assignor agrees that it shall refrain from taking any action that could reduce or delay the amount of the Collateral, delay its payment or adversely affect CILCO’s ability to directly receive the Collateral.

5.             Assignor represents and warrants to CILCO that as of the date hereof: (i) to the best of its knowledge, the value of the Collateral is approximately $5,500,000, (ii) except as set forth herein and subject to the terms of that certain Subordination Agreement by and between Wells Fargo Bank, National Association, Assignor and CILCO dated of even date herewith, Assignor owns the Collateral free and clear from all liens and other encumbrances thereon.

6.             All rights of CILCO under this Assignment shall expire upon satisfaction in full of all of the obligations and liabilities of Assignor to CILCO under the Obligations.

7.             Assignor agrees that CILCO (or its successor, assign or designee) does not assume any of the obligations or duties of Assignor under or with respect to the Collateral.  In no event shall CILCO have any liability whatsoever for the performance of any obligations or duties of Assignor with respect to the Collateral or the Tax Return.

8.             The exercise of any rights by CILCO granted hereunder shall not satisfy or diminish any obligation or liability of Assignor to CILCO in any way or limit or preclude the exercise of other rights and remedies by CILCO until the Obligations are fully and finally repaid in full.

9.             Whenever any notice is required or permitted by the terms of this Assignment, such notice shall be deemed given when mailed by certified mail, return receipt requested, postage pre-paid to the parties at their addresses set forth above.

10.           This Assignment shall be binding upon and shall inure to the benefit of the respective heirs, executors, representatives, successors and assigns of the parties hereto.

11.           This Assignment shall be governed by and shall be construed in accordance with the laws of the State of Illinois.

Signature Page Follows

IN WITNESS WHEREOF, this Assignment has been executed by the parties as of the date first above written.

MGP INGREDIENTS, INC.
f/k/a Midwest Grain Products, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President & CEO

CENTRAL ILLINOIS LIGHT COMPANY

By:	/s/ Stan El Ogden
Name:	Stan E. Ogden
TitleVice President